Exhibit 99.1

ZYNGA ANNOUNCES FIRST QUARTER 2014 FINANCIAL RESULTS

EXCEEDS HIGH END OF Q1 2014 OUTLOOK FOR BOOKINGS AND ADJUSTED EBITDA

ACHIEVES SEQUENTIAL GROWTH IN BOOKINGS, ADJUSTED EBITDA, MOBILE BOOKINGS MIX, AUDIENCE

Hires Consumer Entertainment Leader Alex Garden as President of Zynga Studios

Founder Mark Pincus Steps Down from Operational Role, Remains Chairman of the Board of Directors

SAN FRANCISCO – April 23, 2014 – Zynga Inc. (NASDAQ: ZNGA), a leading social game developer, today announced financial results for the first quarter ended March 31, 2014.

“In Q1 our teams delivered a solid start to the year against our strategic frame of growing and sustaining our franchises, creating new hits and driving efficiencies. We have established a strong base for 2014 and believe we are pacing well for a year of growth,” said Don Mattrick, CEO Zynga. “For the first time in two years, our teams delivered sequential growth across our key performance metrics including bookings, Adjusted EBITDA, mobile bookings mix and audience. We believe these indicators demonstrate our strategy is working and the focus, rigor and discipline of our teams is showing up in our results. I am particularly proud of the FarmVille team’s commitment to franchise growth, especially as it relates to last week’s worldwide launch of FarmVille 2: Country Escape. Since the launch, we have seen more than 4 million installs of the game and received great feedback from our players. We are pleased with the team’s execution and encouraged by the early indicators we are seeing.”

Recent Business Highlights

•	Generated bookings of $161 million and Adjusted EBITDA of $14 million, outperforming high end of previous outlook range

•	Achieved sequential growth across bookings, adjusted EBITDA, audience and mobile bookings mix for first time in 2 years

•	Delivered double digit mobile audience growth at 11 percent quarter over quarter across monthly active users and 10 percent across daily active users, excluding the NaturalMotion acquisition

•	Completed acquisition of leading mobile game and technology developer, NaturalMotion, expanding Zynga’s creative pipeline, accelerating its planned mobile growth and bringing in next-generation technology and tools

•	Implemented global workforce reduction and closure of datacenter facilities as part of an overall plan to reduce its long-term cost structure

Recent Product Highlights

•	Zynga Poker achieved sequential quarterly growth in bookings for the first time in 7 quarters, growing its mobile audience by 19 percent and posting its strongest mobile audience growth in the last 2 years

•	Zynga’s Words With Friends franchise grew monthly audience by 8 percent and daily active users by 9 percent quarter over quarter, and grew bookings 43 percent year over year

•	Expanded free-to-play social slots product portfolio with the mobile-first launch of Riches of Olympus on iOS

•	Launched FarmVille 2: Country Escape in 16 languages across iOS and Android on April 17, 2014. At launch, the game received Apple App Store “Editor’s Choice” featuring in 155 countries and Google Play top tier featuring in 71 countries

	Quarter ended
	March 31, 2014	March 31, 2013
GAAP Results
Revenue	$168,020	$263,589
Net income (loss)	$(61,183)	$4,133
Diluted net income (loss) per share	$(0.07)	$0.00
Non-GAAP Results
Bookings	$161,358	$229,815
Adjusted EBITDA	$13,846	$28,735
Non-GAAP net income (loss)	$(6,258)	$9,105
Non-GAAP earnings (loss) per share	$(0.01)	$0.01

Zynga Adds Senior Creative and Technical Leaders

President of Zynga Studios, Alex Garden

Zynga announced today that it has hired Alex Garden as President of Zynga Studios, reporting directly to CEO Don Mattrick. Garden brings with him 25 years of entertainment industry experience, and a history of architecting consumer entertainment experiences across video, music, free-to-play and console games.

Garden, 39, joins Zynga from Microsoft Corporation, where he held the positions of General Manager for Xbox LIVE and Xbox Music, Video and Reading. Garden helped scale Xbox to 41 countries and tens of millions of subscribers with a world-class content library featuring partners like HBO, Netflix and ESPN. Prior to that, Garden was at Nexon Co. Ltd., a South Korean developer and publisher of video games, where he served as Chief Executive Officer of Nexon Publishing North America, the company’s North American game development unit. Before Nexon, Garden founded Vancouver-based game developer Relic Entertainment where, under his leadership, the company launched nearly a dozen games including Homeworld, which was named “Game of the Year” by CNN and PC-Gamer.

“Alex Garden is an exciting hire for us as we focus on growing and sustaining our franchises, creating groundbreaking new entertainment experiences and developing a more creative culture across Zynga,” said Mattrick. “As President of Zynga Studios, Alex will have an integral role on the management team overseeing all of our Studios as well as our CTO division. On a personal note, I have known Alex for 25 years and I am confident that he will strengthen our creative and technical capabilities as well as nurture and mentor our existing teams.”

“Zynga has enviable assets and is building a strong framework for future growth. The company has an amazing team, world-class intellectual property, strong financial resources and most importantly, a commitment to excellence and the will to win. I joined Zynga because it has a unique opportunity to push the boundaries in mobile gaming and fundamentally shift the way consumers are entertained,” said Alex Garden. “Don Mattrick is an incredibly effective leader and working for him is a real privilege. He challenges the status quo, goes after bold ideas, champions innovation, nurtures great teams and, above all, puts the consumer first. I am looking forward to working with Don and the rest of the team on Zynga’s next growth chapter.”

Additionally, Zynga has hired Academy Award nominated visual artist, Henry LaBounta as its first Chief Visual Officer and Jennifer Nuckles as its Chief Marketing Officer.

Chief Visual Officer, Henry LaBounta

Henry LaBounta, 55, joins Zynga with nearly 30 years of experience spanning games, blockbuster films, feature animation and television. LaBounta will work closely with Zynga’s creative teams in developing emotive, high-quality experiences with visual appeal that strike a chord with consumers. LaBounta has held a number of visual effects roles in the games and entertainment industry at Electronic Arts and Microsoft Studios. Before working in the games industry, he was a Visual Effects Supervisor at DreamWorks on Steven Spielberg’s ‘Minority Report’ and ‘A.I. Artificial Intelligence.’ He also worked on ‘Mission Impossible 2’ and ‘Twister’ at Industrial Light and Magic, for which he won a BAFTA for Best Achievement in Special Visual Effects. LaBounta will report to President of Zynga Studios, Alex Garden and coach Zynga’s creative teams to deliver jaw-dropping, visually appealing games for consumers.

Chief Marketing Officer, Jennifer Nuckles

As Chief Marketing Officer, Jennifer Nuckles, 39, will lead Zynga’s marketing, publishing and brand efforts. Nuckles, a proven consumer marketer with more than 18 years of experience, most recently served as Chief Marketing Officer of Plum District, an e-commerce platform for women. She has a successful track record marketing both physical and digital offerings to mainstream consumers and a unique understanding of the female consumer demographic – particularly around purchasing behaviors and brand affinity. Nuckles will report to Chief Operating Officer, Clive Downie.

Chairman of the Board, Mark Pincus

Zynga also announced today that Founder Mark Pincus has decided to move on from his operational role as Chief Product Officer at Zynga to focus on serving in his role as Chairman of the Board of Directors.

“I would like to thank Mark for his dedicated service to Zynga players, employees and shareholders since the Company’s founding in 2007,” said Mattrick. “Since that time, Mark has built Zynga into an entertainment leader, turning brands like FarmVille, Words With Friends and Zynga Poker into household names and daily habits for hundreds of millions of consumers. It is truly a privilege to lead Zynga and I was honored when Mark asked me to join as CEO and guide the Company into its next chapter of growth. Over the last 10 months, I have found his partnership to be intellectually rewarding and I am deeply grateful for the opportunity to continue building out his vision. Going forward, with Mark in his role as Chairman of the Board, we will continue to be close partners and work together to achieve our winning aspiration to be the at scale industry leader by delivering more #1 games in more categories than any other competitor.”

First Quarter 2014 Operational Metrics

•	Average daily bookings per average DAU (ABPU) increased from $0.049 in the first quarter of 2013 to $0.063 in the first quarter of 2014, up 28% year-over-year. On a consecutive quarter basis, ABPU was up 5% from $0.060 in the fourth quarter of 2013.

•	Monthly unique payers (MUPs) in the first quarter of 2014 were 1.4 million, excluding NaturalMotion, compared to 2.5 million in the first quarter of 2013. On a consecutive quarter basis, MUPs were up 5% from 1.3 million in the fourth quarter of 2013.

•	Daily active users (DAUs) in the first quarter of 2014 were 28 million, compared to 52 million in the first quarter of 2013. On a consecutive quarter basis, DAUs were up 7% from 27 million in the fourth quarter of 2013. Web DAUs and Mobile DAUs were 12 million and 16 million in the first quarter of 2014, respectively.

•	Monthly active users (MAUs) in the first quarter of 2014 were 123 million, compared to 253 million in the first quarter of 2013. On a consecutive quarter basis, MAUs were up 10% from 112 million in the fourth quarter of 2013. Web MAUs and Mobile MAUs were 61 million and 62 million in the first quarter of 2014, respectively.

•	Monthly unique users (MUUs) in the first quarter of 2014 were 86 million, excluding NaturalMotion, compared to 150 million in the first quarter of 2013. On a consecutive quarter basis, MUUs were up 8% from 80 million in the fourth quarter of 2013.

First Quarter 2014 Financial Summary

•	Revenue: Revenue was $168 million for the first quarter of 2014, a decrease of 36% compared to the first quarter of 2013 and a decrease of 5% compared to the fourth quarter of 2013. Online game revenue was $132 million, a decrease of 42% compared to the first quarter of 2013 and a decrease of 13% compared to the fourth quarter of 2013. Advertising and other revenue was $36 million, an increase of 5% compared to the first quarter of 2013 and an increase of 49% compared to the fourth quarter of 2013. FarmVille 2, Zynga Poker and FarmVille accounted for 30%, 24% and 10% of online game revenue, respectively, for the first quarter of 2014 compared to 26%, 21% and 15%, respectively, for the fourth quarter of 2013.

•	Bookings: Bookings were $161 million for the first quarter of 2014, a decrease of 30% compared to the first quarter of 2013 and an increase of 10% compared to the fourth quarter of 2013.

•	Net loss: Net loss was $61 million for the first quarter of 2014 including a restructuring charge of $30 million (which included $17 million related to the closure of data center facilities in addition to $13 million for the actions announced on the January 30, 2014 earnings conference call), down from net income of $4 million for the first quarter of 2013 and down from a net loss of $25 million for the fourth quarter of 2013.

•	Adjusted EBITDA: Adjusted EBITDA was $14 million for the first quarter of 2014 compared to $29 million for the first quarter of 2013 and $3 million in the fourth quarter of 2013.

•	Non-GAAP net income (loss): Non-GAAP net loss was $6 million for the first quarter of 2014, compared to non-GAAP net income of $9 million in the first quarter of 2013 and non-GAAP net loss of $21 million in the fourth quarter of 2013.

•	Net loss per share: Diluted net loss per share was $0.07 for the first quarter of 2014 compared to a diluted net loss per share of $0.00 for the first quarter of 2013 and diluted net loss of $0.03 for the fourth quarter of 2013.

•	Non-GAAP EPS: Non-GAAP EPS was ($0.01) for the first quarter of 2014 compared to $0.01 for the first quarter of 2013 and ($0.03) for the fourth quarter of 2013.

•	Cash and cash flow: As of March 31, 2014, cash, cash equivalents and marketable securities were approximately $1.14 billion, compared to $1.54 billion as of December 31, 2013. Cash flow from operations was ($24) million for the first quarter of 2014 compared to $26 million for the first quarter of 2013 and $8 million for the fourth quarter of 2013. Free cash flow was ($25) million for the first quarter of 2014 compared to $23 million for the first quarter of 2013 and $7 million for the fourth quarter of 2013.

Q2 2014 and Full Year Outlook

Zynga’s outlook for the second quarter of 2014 is as follows:

•	Revenue is projected to be in the range of $140 million to $160 million

•	Net loss is projected to be in the range of $75 million to $65 million

•	Diluted net loss per share is projected to be in the range of $0.08 to $0.07, based on a share count of approximately 878 million shares

•	Bookings are projected to be in the range of $175 million to $195 million

•	Adjusted EBITDA is projected to be in the range of $10 million to $20 million

•	Non-GAAP earnings per share is projected to be in the range of $0.00 to $0.01, based on share count in the range of approximately 878 million to approximately 930 million shares

Zynga’s outlook for 2014 is as follows:

•	Bookings are projected to be in the range of $770 million to $810 million

•	Adjusted EBITDA is projected to be in the range of $70 million to $100 million

•	Non-GAAP EPS is projected to be in the range of $0.01 to $0.03, based on a share count of approximately 930 million shares

Conference Call Details

Zynga will host a conference call today, April 23, 2014, at 2:00 pm PST (5:00 pm EST) to discuss financial results. A live webcast of the conference call and supplemental slides will be accessible from the Investor Relations page of the company’s website at http://investor.zynga.com and a replay will be archived and accessible at the same website after the call.

About Zynga Inc.

Zynga Inc. is a leading developer of the world’s most popular social games that are played by more than 100 million monthly consumers. The company has created evergreen franchises such as FarmVille, Zynga Casino and Words With Friends. Zynga’s NaturalMotion, an Oxford-based mobile game and technology developer, is the creator of hit mobile games in popular entertainment categories, including CSR Racing, CSR Classics and Clumsy Ninja. Zynga games have been played by more than 1 billion people around the world and are available on a number of global platforms including Apple iOS, Google Android, Facebook and Zynga.com. The company is headquartered in San Francisco, Calif. Learn more about Zynga at http://blog.zynga.com or follow us on Twitter and Facebook.

Key Operating Metrics

For complete definitions of “DAU,” “MAU,” “MUU,” “MUP” and “ABPU” refer to our Annual Report on Form 10-K for the year ended December 31, 2013.

MUUs and MUPs in this press release exclude MUUs and MUPs from NaturalMotion as the necessary data is not yet available.

We manage our business by tracking several operating metrics: “DAUs,” which measure daily active users of our games, “MAUs,” which measure monthly active users of our games, “MUUs,” which measure monthly unique users of our games, “MUPs,” which measure monthly unique payers in our games, and “ABPU,” which measures our average daily bookings per average DAU, each of which is recorded by our internal analytics systems. The numbers for these operating metrics are calculated using internal company data based on tracking the activity of user accounts. We believe that the numbers are reasonable estimates of our user base for the applicable period of measurement; however, factors relating to user activity and systems may impact these numbers.

Forward-Looking Statements

This press release contains forward-looking statements relating to, among other things, our outlook for second quarter and full year 2014 revenue, net loss, diluted net loss per share, weighted average diluted share count, bookings, Adjusted EBITDA, non-GAAP net loss, non-GAAP EPS, non-GAAP weighted average diluted share count, our future operational and strategic plans; the operational impact of our acquisition of NaturalMotion, including but not limited to our expected ability to expand our creative pipeline, accelerate our mobile growth and fast track our ability to deliver more hit games; the impact of our new hires on our organization and other changes to our personnel and roles; the continuing impact of our cost reduction plan; our ability to strengthen and sustain the core of our business and achieve future growth across all of our key metrics including audience, bookings, Adjusted EBITDA and mobile bookings mix; our ability to successfully transition our business to take advantage of the market opportunity in our industry; the success of Farmville 2: Country Escape; our ability to launch successful new games and hit games for web and mobile generally and deliver compelling entertainment experiences. Forward-looking statements often include words such as “outlook,” “projected,” “intends,” “will,” “anticipate,” “believe,” “target,” “expect,” and statements in the future tense are generally forward-looking statements. The achievement or success of the matters covered by such forward-looking statements involves significant risks, uncertainties, and assumptions. Our actual results could differ materially from those predicted or implied and reported results should not be considered as an indication of our future performance. Factors that could cause or contribute to such differences include, but are not limited to, the ability of key games, including Farmville 2: Country Escape to sustain or grow audience and bookings, our relationship with Facebook or changes in the Facebook platform, our relationship and or agreements with iOS and Android platform providers and/or changes in the Android or iOS platforms, the integration of our NaturalMotion acquisition and the success of its current and future games as part of Zynga, delays or challenges in implementing cost-cutting activities, attrition and declines in our existing games, our ability to launch new games and features in a timely manner and monetize these games and features effectively on the web and on mobile, including the second quarter launches from our Words and Casino franchises, our ability to control and reduce expenses, our exposure to illegitimate credit card activity and other security risks, sales or purchases of virtual goods used in Zynga Poker or our other games through unauthorized or fraudulent third-party websites, our ability to anticipate and address technical challenges that may arise, competition, changing interests of players, intellectual property disputes or other litigation, asset impairment charges, our ability to retain key employees and retain and attract new talent, acquisitions by us, and changes in corporate strategy or management.

More information about factors that could affect our operating results is included under the captions “Annual Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2013 copies of which may be obtained by visiting our Investor Relations web site at http://investor.zynga.com or the SEC’s web site at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this release, which are based on information available to us on the date hereof. There is no guarantee that the circumstances described in our forward-looking statements will occur. We assume no obligation to update such statements. The results we report in our Annual Report on Form 10-K for the year ended December 31, 2014 could differ from the preliminary results we have announced in this press release.

Non-GAAP Financial Measures:

We have provided in this release non-GAAP financial information including bookings, Adjusted EBITDA, free cash flow, non-GAAP net income and non-GAAP effective tax rate outlook to GAAP effective tax rate or non-GAAP EPS, as a supplement to the consolidated financial statements, which are prepared in accordance with generally accepted accounting principles (“GAAP”). Management uses these non-GAAP financial measures internally in analyzing our financial results to assess operational performance and liquidity. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared in accordance with GAAP. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting and analyzing future periods. We believe these non-GAAP financial measures are useful to investors because they allow for greater transparency with respect to key financial metrics we use in making operating decisions and because our investors and analysts use them to help assess the health of our business. We have provided reconciliations between our historical and second quarter 2014 outlook for non-GAAP financial measures to the most directly comparable GAAP financial measures. However, we have not provided reconciliation of full year 2014 bookings outlook to revenue, Adjusted EBITDA outlook to net income (loss), or non-GAAP EPS outlook to GAAP EPS because certain reconciling items necessary to accurately project revenue (including the projected mix of virtual goods sold in our games, and the projected estimated average lives of durable virtual goods for our games) for a full year are not in our control and cannot be reasonably projected due to variability from period to period caused by changes in player behavior and other factors. As revenue and/or net income for the applicable future period is a necessary input to determine all of these comparable GAAP figures, we are not able to provide these reconciliations for the full year 2014.

Some limitations of bookings, Adjusted EBITDA, non-GAAP net income, non-GAAP EPS, and free cash flow:

•	Adjusted EBITDA and non-GAAP net income (loss) do not include the impact of stock-based expense, asset impairment charges, acquisition-related transaction expenses, contingent consideration fair value adjustments and restructuring expense;

•	Bookings, Adjusted EBITDA and non-GAAP net income (loss) do not reflect that we defer and recognize online game revenue and revenue from certain advertising transactions over the estimated average life of virtual goods or as virtual goods are consumed;

•	Adjusted EBITDA does not reflect income tax expense;

•	Adjusted EBITDA does not include other income and expense, which includes foreign exchange gains and losses and interest income;

•	Adjusted EBITDA excludes both depreciation and amortization of intangible assets, while non-GAAP net income excludes amortization of intangible assets from acquisitions. Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future;

•	Adjusted EBITDA and non-GAAP net income (loss) do not include gains and losses associated with significant legal settlements;

•	Non-GAAP EPS gives effect to all dilutive awards based on the treasury stock method that were excluded from the GAAP diluted earnings per share calculation in periods when non-GAAP net income (loss) is positive and GAAP net income (loss) is negative;

•	Free cash flow is derived from net cash provided by operating activities less cash spent on capital expenditures, and removing the excess income tax benefits or costs associated with stock-based awards; and

•	Other companies, including companies in our industry, may calculate bookings, Adjusted EBITDA, non-GAAP net income (loss), non-GAAP EPS and free cash flow differently or not at all, which will reduce their usefulness as a comparative measure.

Because of these limitations, you should consider bookings, Adjusted EBITDA, non-GAAP net income (loss), non-GAAP EPS, and free cash flow, along with other financial performance measures, including revenue, net income (loss), diluted net loss per share, cash flow from operations and GAAP operating margin and our other financial results presented in accordance with GAAP. See the GAAP to non-GAAP reconciliations below for further details.

Contact:

Investors – Darren Yip

415-339-5266

investors@zynga.com

Press – Stephanie Hess

415-503-0303

press@zynga.com

ZYNGA INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, unaudited)

	March 31,	December 31,
	2014	2013
Assets
Current assets:
Cash and cash equivalents	$122,453	$465,523
Marketable securities	659,748	659,973
Accounts receivable	76,510	65,667
Income tax receivable	6,808	6,943
Deferred tax assets	14,401	16,293
Restricted cash	3,416	3,493
Other current assets	27,639	23,507

Total current assets	910,975	1,241,399
Long-term marketable securities	354,921	416,474
Goodwill	682,454	227,989
Other intangible assets, net	91,580	18,282
Property and equipment, net	326,879	348,793
Restricted cash	47,042	—
Other long-term assets	20,297	26,148

Total assets	$2,434,148	$2,279,085

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$12,761	$20,973
Other current liabilities	82,415	68,866
Deferred revenue	179,245	186,663

Total current liabilities	274,421	276,502
Deferred revenue	4,008	3,252
Deferred tax liabilities	20,801	—
Other non-current liabilities	145,797	122,060

Total liabilities	445,027	401,814
Stockholders’ equity:
Common stock and additional paid in capital	2,991,953	2,823,743
Accumulated other comprehensive income (loss)	4,080	(1,046)
Accumulated deficit	(1,006,912)	(945,426)

Total stockholders’ equity	1,989,121	1,877,271

Total liabilities and stockholders’ equity	$2,434,148	$2,279,085

ZYNGA INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data, unaudited)

	Three Months Ended March 31,
	2014	2013
Revenue:
Online game	$132,270	$229,566
Advertising and other	35,750	34,023

Total revenue	168,020	263,589
Costs and expenses:
Cost of revenue	53,504	69,394
Research and development	97,584	129,181
Sales and marketing	29,853	27,307
General and administrative	57,336	42,640

Total costs and expenses	238,277	268,522

Income (loss) from operations	(70,257)	(4,933)
Interest income	870	1,163
Other income (expense), net	1,125	(863)

Income (loss) before income taxes	(68,262)	(4,633)
Provision for (benefit from) income taxes	(7,079)	(8,766)

Net income (loss)	$(61,183)	$4,133

Net income (loss) per share:
Basic	$(0.07)	$0.01

Diluted	$(0.07)	$0.00

Weighted average common shares used to compute net income (loss) per share:
Basic	850,148	779,949
Diluted	850,148	827,526
Stock-based expense included in the above line items:
Cost of revenue	$1,279	$1,933
Research and development	18,416	20,900
Sales and marketing	1,458	1,413
General and administrative	7,173	5,676

Total stock-based expense	$28,326	$29,922

ZYNGA INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands, unaudited)

	Three Months Ended March 31,
	2014	2013
Operating activities
Net income (loss)	$(61,183)	$4,133
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	25,344	32,061
Stock-based expense	28,326	29,922
Accretion and amortization on marketable securities	2,786	4,856
(Gain) loss from sales of investments, assets and other, net	382	1,207
Tax benefits from stock based awards	436	1,657
Excess tax benefits from stock-based awards	(436)	(1,657)
Deferred income taxes	(7,935)	(8,591)
Changes in operating assets and liabilities:
Accounts receivable, net	(3,388)	13,809
Income tax receivable	135	(43)
Other assets	(5,292)	848
Accounts payable	(8,597)	2,470
Deferred revenue	(6,909)	(33,774)
Other liabilities	12,085	(20,453)

Net cash provided by (used in) operating activities	(24,246)	26,445
Investing activities
Purchase of marketable securities	(174,729)	(278,719)
Sales of marketable securities	133,633	98,615
Maturities of marketable securities	99,993	195,068
Acquisition of property and equipment	(1,234)	(4,924)
Proceeds from sale of property and equipment	4,935	—
Business acquisition, net of cash acquired	(390,993)	—
Restricted cash	—	167
Other investing activities, net	200	(803)

Net cash provided by (used in) investing activities	(328,195)	9,404
Financing activities
Repurchase of common stock	—	(2,432)
Taxes paid related to net share settlement of equity awards	(455)	(344)
Proceeds from exercise of stock options and warrants	6,534	2,393
Proceeds from employee stock purchase plan	2,975	3,506
Excess tax benefits from stock-based awards	436	1,657

Net cash provided by (used in) financing activities	9,490	4,780
Effect of exchange rate changes on cash and cash equivalents	(119)	(327)
Net increase in cash and cash equivalents	(343,070)	40,302
Cash and cash equivalents, beginning of period	465,523	385,949

Cash and cash equivalents, end of period	$122,453	$426,251

ZYNGA INC.

RECONCILIATION OF GAAP TO NON-GAAP RESULTS

(In thousands, except per share data, unaudited)

	Three months ended March 31,
	2014	2013
Reconciliation of Revenue to Bookings
Revenue	$168,020	$263,589
Change in deferred revenue	(6,662)	(33,774)

Bookings	$161,358	$229,815

Reconciliation of Net income to Adjusted EBITDA
Net income (loss)	$(61,183)	$4,133
Provision for (benefit from) income taxes	(7,079)	(8,766)
Other income (expense), net	(1,125)	863
Interest income	(870)	(1,163)
Restructuring expense	29,655	5,459
Depreciation and amortization	25,344	32,061
Contingent consideration fair value adjustment	1,280	—
Acquisition-related transaction expenses	6,160	—
Stock-based compensation	28,326	29,922
Change in deferred revenue	(6,662)	(33,774)

Adjusted EBITDA	$13,846	$28,735

Reconciliation of Net income (loss) to Non-GAAP net income (loss)
Net income (loss)	$(61,183)	$4,133
Contingent consideration fair value adjustment	1,280	—
Acquisition-related transaction expenses	6,160	—
Stock-based compensation	28,326	29,922
Amortization of intangible assets from acquisitions	2,607	3,658
Change in deferred revenue	(6,662)	(33,774)
Restructuring expense	29,655	5,459
Tax effect of non-GAAP adjustments to net income	(6,441)	(293)

Non-GAAP net income (loss)	$(6,258)	$9,105

GAAP and Non-GAAP diluted shares	850,148	827,526
Non-GAAP net income (loss) per share:	$(0.01)	$0.01

Reconciliation of Cash provided by operating activities to Free cash flow
Net cash provided by (used in) operating activities	(24,246)	26,445
Acquisition of property and equipment	(1,234)	(4,924)
Excess tax benefits (loss) from stock-based awards	436	1,657

Free cash flow	$(25,044)	$23,178

Reconciliation of GAAP to Non-GAAP provision for (benefit from) income taxes
GAAP provision for (benefit from) income taxes	(7,079)	(8,766)
Stock-based expense	2,973	1,669
Amortization of intangible assets from acquisitions	274	204
Contingent consideration fair value adjustment	134	—
Acquisition-related transaction expenses	647	—
Change in deferred revenue	(699)	(1,884)
Restructuring expense	3,112	304

Non-GAAP provision for (benefit from) income taxes	$(638)	$(8,473)

ZYNGA INC.

RECONCILIATION OF GAAP TO NON-GAAP SECOND QUARTER 2014 OUTLOOK

(In thousands, except per share data, unaudited)

Second Quarter 2014
Reconciliation of Revenue to Bookings
Revenue range	$140,000 – 160,000
Change in deferred revenue	35,000

Bookings range	$175,000 – 195,000

Reconciliation of Net loss to Adjusted EBITDA
Net loss range	$(74,500) – (64,500)
Income tax expense	1,000
Other income, net	(1,000)
Interest income	(1,000)
Restructuring expense	500
Depreciation and amortization	20,000
Stock-based expense	30,000
Change in deferred revenue	35,000

Adjusted EBITDA range	$10,000 – 20,000

Reconciliation of Net loss to Non-GAAP Net Loss
Net loss range	$(74,500) – (64,500)
Stock-based expense	30,000
Amortization of intangible assets from acquisitions	7,000
Restructuring expense	500
Change in deferred revenue	35,000
Tax effect of non-GAAP adjustments to net loss	0 – (2,000)

Non-GAAP net income (loss) range	$(2,000) – 6,000

GAAP diluted shares	878,000
Non-GAAP diluted shares[1]	878,000 or 930,000[1]
Net income (loss) per share range	$(0.08) – (0.07)
Non-GAAP net income per share	$0.00 – 0.01

1	– To the extent Non-GAAP net income (loss) is positive, Non-GAAP diluted shares gives effect to all dilutive awards based on the treasury stock method. To the extent Non-GAAP net income (loss) is negative, Non-GAAP diluted shares excludes the effect of such awards since they would be anti-dilutive.